Exhibit 10.28
Execution Copy
Amendment to Third Amended and Restated
Executive Employment Agreement
The Third Amended and Restated Executive Employment Agreement (the “AGREEMENT”) entered into as of August 17, 2009 by and among Thermadyne Holdings Corporation (“HOLDINGS”), a Delaware corporation, and the subsidiaries of Holdings (together with Holdings, “EMPLOYER”), and Terry Downes (“EMPLOYEE”), is hereby amended as follows, effective as of the date hereof.
1. The Agreement is further amended by adding the following as a new last sentence of paragraph (a) of Section 1 thereof:
“If Employer elects not to renew the Employment Period in accordance with this Section 1(a), Employee shall be entitled to continue to receive from Employer his then current Basic Compensation (as defined in Section 2(a) below) hereunder, such amount to continue to be paid in accordance with the payroll practices of Employer for a period equal to twelve months from the expiration of the Employment Period.”
2. The Agreement is further amended by deleting the last sentence of paragraph (g) of Section 2 thereof in its entirety.
3. The Agreement is further amended by deleting paragraph (b) of Section 3 thereof in its entirety and substituting the following in lieu thereof:
     “(b) CAUSE. The Board may terminate the Employment of Employee under this Agreement for Cause. For purposes of this Agreement, “CAUSE” shall be deemed to be: (i) an act by Employee of (A) willful misconduct, (B) fraud, (C) embezzlement, (D) theft or (E) any other act constituting a felony, in each case causing or that is reasonably likely to cause material harm, financial or otherwise, to Employer; (ii) a willful and intentional act or failure to act, which is committed by the Employee and which causes or can be expected to imminently cause material injury to Employer that is not cured by Employee within 15 days after written notice from the Board specifying such act or failure to act and requesting a cure; (iii) a willful and material breach by Employee of this Agreement that is not cured by Employee within 15 days after written notice from the Board specifying the breach and requesting a cure; or (iv) habitual abuse of alcohol, narcotics or other controlled substances which materially impairs Employee’s ability to perform Employee’s duties hereunder that is not cured by Employee within 15 days after written notice from the Board specifying such circumstances and requesting a cure. For purposes of this Agreement, no act, or failure to act, on Employee’s part shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without a reasonable belief that Employee’s act, or failure to act, was in the best interest of Employer.”
4. The Agreement is further amended by deleting paragraph (c) of Section 12 thereof in its entirety.
5. The Agreement is further amended by adding new Section 25 to read in its entirety as follows:

     SECTION 25. INDEMNIFICATION.
     Holdings will indemnify Employee to the fullest extent that would be permitted by law (including a payment of expenses in advance of final disposition of a proceeding) as in effect at the time of the subject act or omission, or by the charter or by-laws of Holdings as in effect in effect at such time, or by the terms of any indemnification agreement between Holdings and the Employee, whichever affords greatest protection to Employee, and the Employee shall be entitled to the protection of any insurance policies Holdings may elect to maintain generally for the benefit of its officers and/or, during the Employee’s service in such capacity (if applicable), directors, (and to the extent Holdings maintains such an insurance policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Holdings officer or director); against all costs, charges, and expenses whatsoever incurred or sustained by Employee (including but not limited to any judgment entered by a court of law) at the time such costs, charges, and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Employee may be made a party by reason of his being or having been an officer or employee of Holdings, or serving as a director, officer or employee of an affiliate of Holdings, at the request of Holdings, other than any action, suit or proceeding brought against Employee by or on account of his breach of the provisions of an employment agreement with a third party that has not been disclosed by Employee to Holdings. The provisions of this Section 25 shall survive any termination of this Agreement.”
6. Except as expressly modified hereby, the Agreement shall remain in full force and effect in accordance with the terms and conditions thereof.
7. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of this 3 day of December, 2010,
EMPLOYEE

/s/ Terry Downes Name:Terry Downes
EMPLOYERS:
Thermadyne Holdings Corporation
(on behalf of itself and all wholly owned subsidiaries)

By:	/s/ Martin Quinn
Name: Martin Quinn
Title: President
Signature Page to
Amendment to Third Amended and Restated
Executive Employment agreement